Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Asure Software, Inc. on Amendment No. 1 to Form S-3 (File No. 333-216075) of our report dated March 17, 2017, with respect to our audits of the financial statements of Payroll Specialties NW, Inc. as of December 31, 2016 and 2015 and for the years then ended appearing in the Current Report on Form 8-K/A Amendment No. 1 of Asure Software, Inc. dated March 20, 2017. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

 /s/ Marcum LLP

Marcum LLP
Irvine, California
March 31, 2017